Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, dated April 28, 2016) pertaining to the 2016 Equity and Performance Incentive Plan of Pinnacle Entertainment, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. and the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc. included in its Amendment No. 5 to the Registration Statement on Form 10 (Registration Statement No. 001-37666) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

April 28, 2016